BOOZ ALLEN HAMILTON INC.
CONSOLIDATED EBITDA CALCULATION
(in thousands)

	Fiscal Year End March 31,
	2010	2011	2012
Net income	$25,404	$84,649	$239,969
Plus Operating Items:
Income tax provision	23,565	43,370	103,925
Net Interest Expense	149,293	131,083	47,427
Operating Depreciation and Amortization	51,475	49,870	57,537
Stock-based Compensation Expense	71,897	48,678	30,935
Sarbanes-Oxley Preparation Costs	2,510	755	878
Carlyle Management Fees	1,000	1,000	1,000
Restructuring Charge	-	-	15,660
Net Gain on Sale of State and Local Transportation Business	-	-	(5,681)

Subtotal of Operating Items	299,740	274,756	251,681

Transaction Fees	3,723	64,365	—

Plus Items Related to Purchase Accounting:
PPA Depreciation and Amortization	44,288	30,733	17,668
Increased Rent Expense	5,235	4,850	2,464
Bad Debt Expense for Excess Charges	1,074	-	-

Subtotal of Items Related to Purchase Accounting	50,597	35,583	20,132

Consolidated EBITDA	$379,464	$459,353	$511,782

Consolidated EBITDA is a financial measure used in Booz Allen Hamilton Inc.’s existing senior secured credit facilities and expected to be used in the new senior secured credit facilities. Consolidated EBITDA is not a recognized measurement under U.S. Generally Accepted Accounting Principles and should not be considered as an alternative to operating income or net income, as a measure of operating results, or cash flows, as a measure of liquidity. Consolidated EBITDA differs from the term “EBITDA” as it is commonly used, from “Adjusted EBITDA” as reported by Booz Allen and may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry.